Exhibit 99.1

For Immediate Release

STARWOOD PROPERTY TRUST, INC.

ANNOUNCES SECOND QUARTER 2010 RESULTS

-    Declares $0.33 Per Share Dividend for Third Quarter   -

-   Total Investments Reach Over $1.3 Billion   -

-   Announces Closing of $350 Million Financing Facility   -

Greenwich, CT (August 9, 2010)  Starwood Property Trust (NYSE: STWD) (the “Company”), a commercial real estate finance company that is structured as a real estate investment trust, today announced operating results for the second quarter 2010.

The Company’s Core Earnings(1), a Non-GAAP financial measure, were $12.5 million or $0.26 per share for the quarter ended June 30, 2010.  Net Income attributable to the Company for the same period was $10.8 million or $0.23 per common share. Net interest margin in the second quarter generated from investments was approximately $18.0 million, up from $12.4 million in the first quarter of 2010, reflecting the earnings impact of $177 million of new investments made during the second quarter. Additional interest income earned from cash balances during the quarter was approximately $0.23 million.

“We had a productive summer, deploying approximately $375 million in seven separate transactions subsequent to the end of the first quarter.  The Company’s investment portfolio has reached over $1.3 billion and the

(1)  Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

assets we acquired are well diversified and reflect the platform’s real estate knowledge, breadth of relationships and our ability to transact in scale,” stated Barry Sternlicht, Chairman and Chief Executive Officer.  “With over $600 million of remaining investment capacity, we continue to identify high quality opportunities with attractive returns despite operating in an increasingly competitive landscape. We are currently generating an 11.5% levered return on our target portfolio and are in the process of seeking additional financing on a number of our existing first mortgage positions which we expect will produce a levered return in excess of 12% on our target portfolio.  In addition, the return of the CMBS market will make the Company more competitive by providing an attractive source for matched term non-recourse financing.”

Investment Portfolio

The Company completed $177 million of new investments in the second quarter. These included a $59 million first mortgage loan on a Chicago CBD office building with an expected unlevered IRR of 9%, a $72 million investment in the participation of a B- note with a face value of $90.6 million which is secured by four resorts in the United Kingdom and has an expected unlevered IRR of 13% and approximately $46 million of investments in RMBS and CMBS.  The Company’s investments in RMBS and CMBS that are classified as available for sale are used as an alternative to its available cash that has not been deployed while the Company identifies appropriate investments.

Principal repayments received were $14.2 million during the second quarter. Subsequent to the end of the second quarter, the Company received a principal repayment of $41.0 million.

Subsequent to the end of the second quarter, the Company completed an additional five investments totaling $197 million, including a 50% participation in a $138 million first mortgage on the Hyatt New Orleans. The Company has committed $69 million (expected to be funded over 12 months) for an expected 12% unlevered return through July 2016. In addition, the Company purchased a $68.6 million subordinated first mortgage loan secured by a regional mall located in suburban Columbus, Ohio which matures in April 2017 and has an expected unlevered return of 12% and made an incremental investment of $37.5 million on a participation in the B-note referenced above.  The Company acquired for $13.5 million a $15 million mezzanine loan secured by interests in a limited service hotel located in New York City, which will generate a 13% unlevered return.  In addition, the Company acquired for $9.9 million a 50% pari passu participation in a $23.4 million B-note secured by a class A Manhattan office building, which will generate an 11% unlevered return.

As of June 30, 2010, the Company’s portfolio of target investments, net of leverage, was $663.8 million which is generating an 11.5% levered return. (see note (2) below)  The Company believes that it can enhance these returns by obtaining leverage on certain of the first mortgage loans which are currently unlevered.  As of June 30, 2010, the Company had approximately $387 million of unlevered first mortgage loans.  The table summarizing the Company’s Investment Portfolio follows:

Starwood Property Trust, Inc. Investments as of June 30, 2010 ($ amounts in thousands):

				Financing	Net	Return
Investment	Carry Value	Face Amount	% Owned	(1)	Investment	(2)
Loans, first mortgages
Levered	$288,456	$284,816		$204,197	$84,259	11.7%
Unlevered	386,495	425,660		—	386,495	10.7%
	674,951	710,476	99%	204,197	$470,754	10.9%

Loans, subordinated debt
Levered	113,184	111,678		74,045	39,139	10.7%
Unlevered	77,238	96,601		—	77,238	13.4%
	190,422	208,279	100%	74,045	116,377	12.5%

Multi-Asset CMBS	202,692	202,699	75%	171,306	31,386	16.5%
Single Borrower CMBS	45,270	54,873	100%	—	45,270	12.5%
Total Target Portfolio	1,113,335	1,176,327		449,548	663,787	11.5%

MBS - AFS	69,538	75,627	100%	—	69,538
Other Investments	8,480	9,023	100%	—	8,480
	$1,191,353	$1,260,977		$449,548	$741,805

(1) Current financings are secured, fixed rate borrowings (or swapped to fixed rate) as further disclosed in the Company’s filings.

(2) Returns are the annualized effective rate of return earned over the life of the investment (i.e. IRR) determined after the effects of existing leverage, and calculated on a weighted average basis.  The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. The levered return for the target investments held at June 30, 2010 is presented solely for informational purposes and will not equal income recognized in prior or future periods.

Financing Facility

On August 6, 2010, the Company closed a $350 million secured, partial recourse financing facility with Wells Fargo Bank, National Association (the “Financing Facility”).  The Financing Facility matures in August 2013 but is extendible by the Company for two additional one year periods through August 2015.  At closing, $5.0 million of the Financing Facility was drawn by the Company.

Liquidity

As of June 30, 2010, the Company had approximately $280 million of cash and liquid securities.  As of August 6, 2010, the Company had approximately $172 million of cash and liquid securities.  In addition, the Company expects to receive $74 million of repayments from its existing portfolio over the next 4 months, financing proceeds on its existing, unlevered first mortgage loans of approximately $90 million, and, as outlined above, has $345 million of remaining capacity on its recently completed Financing Facility.

Dividend

As previously announced, the Company declared a dividend of $0.25 per share for the quarter ending June 30, 2010,  which was paid to common shareholders on July 15, 2010, with a record date of June 30, 2010.

On August 9, 2010, the Company declared a dividend of $0.33 per share for the quarter ending September 30, 2010, payable on October 15, 2010 to common shareholders of record as of September 30, 2010.

Book Value and Fair Value

The Company’s GAAP book value per share at June 30, 2010 was $18.46.  On a fully diluted basis, the Company’s GAAP book value at June 30, 2010 was $18.16 per share.  The fair value of the Company’s financial assets at June 30, 2010 was $40.9 million in excess of the carrying value of the Company’s investment portfolio as of the same date which represents an increase of $0.86 per share over the Company’s GAAP book value as June 30, 2010.

Conference Call and Webcast Information

Starwood Property Trust will host a webcast and conference call on Tuesday, August 10, 2010 at 10:00 a.m. Eastern Time to discuss second quarter 2010 results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  877-407-0784

International: 201-689-8560

Conference ID: 353659

Conference Call Playback through August 24, 2010:

Domestic:  877-660-6853

International:  201-612-7415

Account #:  3055

Conference ID: 353659

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.

SOURCE Starwood Property Trust, Inc.

Contact: Investor Relations

Phone: 203-422-8100

Email: investorrelations@stwdreit.com

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited, amounts in thousands, except share and per share data)

	For the Three-	For the Six-
	Month Period	Month Period
	Ended June 30	Ended June 30
Net interest margin:
Interest income from mortgage-backed securities	$4,703	$9,034
Interest income from loans	16,627	26,326
Interest expense	(3,352)	(4,984)
Net interest margin	17,978	30,376
Expenses:
Management fees (including $1,327 and $2,869 of non-cash stock-based compensation)	4,792	9,762
General and administrative (including $19 and $37 of non-cash stock-based compensation)	1,665	3,444
Total expenses	6,457	13,206
Income before other income (expense) and taxes	11,521	17,170
Interest income from cash balances	229	840
Loss on sale of available-for-sale securities	(2)	(2)
Unrealized loss on currency hedges	(3,694)	(3,694)
Unrealized foreign currency remeasurement gain	3,396	3,396
Income before taxes	11,450	17,710
Income tax provision	40	40
Net Income	11,410	17,670
Net income attributable to non-controlling interests	561	880
Net income attributable to Starwood Property Trust, Inc.	$10,849	$16,790
Net income per share of common stock:
Basic	$0.23	$0.35
Diluted	$0.22	$0.35
Weighted average number of shares of common stock outstanding:
Basic	47,749,705	47,706,032
Diluted	48,626,300	48,626,300

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target i), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

Amounts in Thousands Except per Share Data

	2nd Quarter 2010	1st Quarter 2010
Net income attributable to Starwood Property Trust, Inc.	$10,849	$5,941
Add back for non-cash stock-based compensation	1,346	1,560
Add back for net unrealized foreign currency loss	298	—
Core Earnings	$12,493	$7,501
Fully diluted Per Share	$0.26	$0.15